EXHIBIT 10.2

                                                                  EXECUTION COPY


                            STOCK PURCHASE AGREEMENT


                                     Among


                              VINCENT J. BUONANNO,


                        NEW ENGLAND CONTAINER CO., INC.


                                      and


                         RUSSELL-STANLEY HOLDINGS, INC.



                                  dated as of

                                 July 21, 1998


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                                TABLE OF CONTENTS

                                                                                                               PAGE


         ARTICLE I
PURCHASE AND SALE OF SHARES.......................................................................................1
                  1.1  Transfer by Seller of Shares...............................................................1
                  1.2  Consideration..............................................................................1
                  1.3  The Closing................................................................................1
                  1.4  Minimum Amount of Net Working Capital......................................................4
                  1.5  Further Assurances.........................................................................5

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER..........................................................................5
                  2.1  Corporate Organization.....................................................................5
                  2.2  Capitalization.............................................................................6
                  2.3  Ownership of Stock.........................................................................6
                  2.4  Authorization, Etc.........................................................................6
                  2.5  Financial Statements.......................................................................7
                  2.6  No Undisclosed Liabilities.................................................................7
                  2.7  No Approvals or Conflicts..................................................................7
                  2.8  Compliance with Law; Governmental Authorizations...........................................7
                  2.9  Litigation.................................................................................8
                  2.10  Assets....................................................................................8
                  2.11  Absence of Certain Changes................................................................8
                  2.12  Taxes.....................................................................................8
                  2.13  Employee Benefits........................................................................10
                  2.14  Labor Relations..........................................................................11
                  2.15  Patents, Trademarks, Trade Names, Etc....................................................12
                  2.16  Contracts................................................................................12
                  2.17  Environmental Matters....................................................................13
                  2.18  Insurance................................................................................14
                  2.19  Transactions with Affiliates.............................................................14
                  2.20  Material Customers and Suppliers.........................................................14
                  2.21  Real Property............................................................................14
                  2.22  Investment Company Act Status............................................................16
                  2.23  Product Liability........................................................................16
                  2.24  Books and Records........................................................................16
                  2.25  No Brokers' or Other Fees................................................................17
                  2.26  Specialty Disability and Life Insurance..................................................17
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                                   ARTICLE III
                                      REPRESENTATIONS AND WARRANTIES OF BUYER....................................17

                  3.1  Organization..............................................................................17
                  3.2  Authorization Etc.........................................................................17
                  3.3  No Approvals or Conflicts.................................................................17
                  3.4  Capitalization............................................................................18
                  3.5  No Brokers' or Other Fees.................................................................18
                  3.6  Stockholders' Agreements..................................................................18

                                   ARTICLE IV

                                        CONDITIONS TO SELLER'S OBLIGATIONS.......................................18

                  4.1  Representations and Warranties............................................................18
                  4.2  Performance...............................................................................19
                  4.3  Officer's Certificate.....................................................................19
                  4.4  HSR Act...................................................................................19
                  4.5  Injunctions...............................................................................19
                  4.6  Letter Agreements.........................................................................19
                  4.7  Investor Agreement........................................................................19


                                    ARTICLE V

                                         CONDITIONS TO BUYER'S OBLIGATION........................................19

                  5.1  Representations and Warranties............................................................19
                  5.2  Performance...............................................................................19
                  5.3  Officers' Certificate.....................................................................20
                  5.4  Resignation of Directors..................................................................20
                  5.5  HSR Act...................................................................................20
                  5.6  Injunctions...............................................................................20
                  5.7  Consents..................................................................................20
                  5.8  Affiliate Agreements......................................................................20
                  5.9  Existing Indebtedness and Other Obligations...............................................20
                  5.10  Employment/Noncompetition Agreements.....................................................21
                  5.11  Investor Agreement.......................................................................21
                  5.12  IRS Form.................................................................................21

                                   ARTICLE VI

                                             COVENANTS AND AGREEMENTS............................................21

                  6.1  Conduct of Business by Company............................................................21
                  6.2  Access to Books and Records; Cooperation..................................................22
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
                  6.3  Filings and Consents......................................................................23
                  6.4  Tax Matters...............................................................................23
                  6.5  WARN Act..................................................................................29
                  6.6  No Negotiation............................................................................29
                  6.7  Covenant to Satisfy Conditions............................................................29
                  6.8  Disability Insurance......................................................................29
                  6.9  Environmental Insurance Policy.  .........................................................30

                                   ARTICLE VII

                                                    TERMINATION..................................................30

                  7.1  Termination...............................................................................30
                  7.2  Procedure and Effect of Termination.......................................................30

                                  ARTICLE VIII

                                                  INDEMNIFICATION................................................31

                  8.1  Indemnification...........................................................................31

                                   ARTICLE IX

                                                   MISCELLANEOUS.................................................34

                  9.1  Fees and Expenses.........................................................................34
                  9.2  Governing Law.............................................................................34
                  9.3  Amendment.................................................................................35
                  9.4  No Assignment.............................................................................35
                  9.5  Waiver....................................................................................35
                  9.6  Notices...................................................................................35
                  9.7  Complete Agreement........................................................................36
                  9.8  Counterparts..............................................................................37
                  9.9  Publicity.................................................................................37
                  9.10  Headings.................................................................................37
                  9.11  Severability.............................................................................37
                  9.12  Third Parties............................................................................37
                  9.13  CONSENT TO JURISDICTION AND SERVICE OF PROCESS...........................................37
                  9.14  WAIVER OF JURY TRIAL.....................................................................38
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                            STOCK PURCHASE AGREEMENT

                  This Stock Purchase Agreement (this "AGREEMENT"), dated as of July 21, 1998, is entered into by and among Vincent J. Buonanno (the "SELLER"), New England Container Co., Inc, a Rhode Island corporation (the "COMPANY"), and Russell-Stanley Holdings, Inc., a Delaware corporation (the "BUYER").

                  WHEREAS, the Seller owns, beneficially and of record, an aggregate of 8,857 (all such shares collectively, the "SHARES") of common stock, $.01 par value per share (the "COMMON STOCK"), of the Company, which constitute all of the issued and outstanding equity securities of the Company;

                  WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all of the Shares upon the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties hereto agree as follows:

                                     ARTICLE I

                           PURCHASE AND SALE OF SHARES

                   1.1 TRANSFER BY SELLER OF SHARES. On the Closing Date (as defined in Section 1.3 hereof) and subject to the terms and conditions set forth in this Agreement, the Seller will sell, assign, transfer and deliver to the Buyer the Shares, free and clear of all options, pledges, mortgages, security interests, liens, restrictions on voting or transfer or other encumbrances of any nature ("ENCUMBRANCES"), other than the restrictions imposed by Federal and state securities laws.

                   1.2 CONSIDERATION. On the Closing Date and subject to the terms and conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein and in consideration of the sale, assignment, transfer and delivery of the Shares, the Buyer will pay the consideration set forth in Section 1.3(b) hereof (the "PURCHASE PRICE").

                   1.3 THE CLOSING. Unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned pursuant to Article VII hereof, the closing (the "CLOSING") of the transactions contemplated by this Agreement shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, as soon as practicable following the satisfaction or waiver of all of the conditions set forth in Articles IV and V hereof (the "CLOSING DATE"), or at such other place and time as may be agreed upon by the Seller and the Buyer.

                   (a) DELIVERIES BY SELLER. At or prior to the Closing, the Seller shall deliver or cause to be delivered to the Buyer the following:

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                   (i) certificates evidencing the Shares, which certificates shall be properly endorsed for transfer or accompanied by duly executed stock powers, in either case executed in blank or in favor of the Buyer, and otherwise in a form acceptable for transfer on the books of the Company;

                   (ii) resignations of the members of the Board of Directors of the Company as contemplated by Section 5.4 hereof; and

                   (iii) all other previously undelivered documents required by this Agreement to be delivered by the Seller to the Buyer at or prior to the Closing Date in connection with the transactions contemplated hereby.

                   (b) DELIVERIES BY THE BUYER. At or prior to the Closing, the Buyer shall deliver or cause to be delivered to or for the benefit of the Seller the following:

                   (i) an aggregate amount equal to:

                                    (t)  $14,000,000; MINUS

                                    (u) $1,290,595 plus interest thereon at a per diem rate of $293.52 from July 1, 1998 through the Closing Date (the "CITIZENS LIBOR TERM LOAN PAYOFF AMOUNT"); MINUS

                                    (v) $788,611 plus interest thereon at a per diem rate of $179.19 from July 1, 1998 through the Closing Date (the "CITIZENS PRIME RATE TERM LOAN PAYOFF AMOUNT"); MINUS

                                    (w) $370,446.50 (the "RBB DEFERRED PURCHASE
                                    PRICE PAYMENT"); MINUS

                                    (x) $429,355 (such reduction representing consideration for the Buyer's agreement to have the Company to continue to be obligated to make the deferred purchase price payments pursuant to Section 2(b)(ii) of the Asset Purchase Agreement dated October 21, 1996 between the Company and Gordon D. Garratt Co., Inc.); MINUS

                                    (y) the Estimated Adjustment Amount (as
                                    defined in Section 1.3(c); PLUS

                                    (z) an amount equal to all cash and cash equivalents of the Company as shown on the general ledger of the Company on the date of Closing in accordance with GAAP (including without limitation any cash in the petty cash and payroll accounts of the Company as of the Closing), net of the aggregate amount of all outstanding checks of the Company, by wire transfer of immediately available funds to the account designated by the Seller

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in writing at least two business days prior to the Closing Date or, if no such account has been designated, by bank check;

                   (ii) certificates representing 24,243 fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Buyer (the "Buyer Common Stock"); and

                   (iii) all other previously undelivered documents required by this Agreement to be delivered by the Buyer to the Seller at or prior to the Closing Date in connection with the transactions contemplated hereby.

                   (c) At least two business days prior to the Closing Date, the Company shall deliver to the Buyer its good faith estimate of the Adjustment Amount (as defined in Section 1.4) (such estimated amount, the "ESTIMATED ADJUSTMENT AMOUNT"). The Estimated Adjustment Amount shall be prepared not later than two business days prior to the Closing Date in consultation with the Buyer and its representatives. The parties shall use their reasonable best efforts to resolve in good faith any disagreement between them concerning the computation of the Estimated Adjustment Amount; provided, however that, if the parties are unable to resolve any such disagreement, the Estimated Adjustment Amount shall be the estimate prepared by the Company.

                   (d) Section 1.3(d) of the Disclosure Schedule specifies the payment instructions of the Seller and the Company with respect to the Citizens LIBOR Term Loan Payoff Amount, the Citizens Prime Rate Term Loan Payoff Amount and the RBB Deferred Purchase Price Payment. The Seller hereby requests, and the Company hereby agrees, that, pursuant to the instructions of the Seller and the Company set forth in Section 1.3(d) of the Disclosure Schedule, on the Closing Date, the Buyer shall first make the payments with respect to the Citizens LIBOR Term Loan Payoff Amount, the Citizens Prime Rate Term Loan Payoff Amount and the RBB Deferred Purchase Price Payment. After the above-mentioned payments have been made and confirmation thereof with respect to the Citizens LIBOR Term Loan Payoff Amount and the Citizens Prime Rate Term Loan Payoff Amount has been received by the Buyer and the Company in a form reasonably satisfactory to each of the Buyer and the Company, the Buyer shall then make payment and delivery to the Seller in accordance with Sections 1.3(b)(i) and 1.3(b)(ii).

                   (e) All instruments and documents executed and delivered to the Buyer pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to the Buyer. All instruments and documents executed and delivered to the Seller pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to the Seller.

                    1.4 MINIMUM AMOUNT OF NET WORKING CAPITAL.

                   (a) MINIMUM AMOUNT OF NET WORKING CAPITAL. As of the Closing, the Company shall have a minimum amount of Net Working Capital of $2.15 million. "NET WORKING CAPITAL" means (i) the sum of (A) accounts receivable, (B) inventories and (C) prepaid expenses less (ii) the sum of (A) accounts payable and (B) accrued liabilities, determined with such amounts calculated in accordance with generally accepted accounting principles ("GAAP") and on a basis

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consistent with the past accounting practices of the Company (to the extent in accordance with GAAP); provided that (I) any liabilities relating to the bonus payments totalling $875,000 to be paid by the Company immediately prior to the Closing (the "BONUS PAYMENTS") shall not be taken into account in determining Net Working Capital and (II) any receivable or other right or asset of the Company pertaining to the Company's claims against, or obligations due to the Company from, Goodman Bros. Steel Drum Co., Inc. or either of Irving Goodman or Simon Goodman shall not be taken into account as an "account receivable" in determining Net Working Capital. In accordance with the provisions of this
Section 1.4, the Seller shall pay the Buyer the excess, if any, of (i) the amount, if any, by which the Net Working Capital of the Company as of the Closing Date is finally determined, accepted, deemed accepted or agreed pursuant to Section 1.4(c) below to be less than $2.15 million (the "Adjustment Amount") less (ii) the Estimated Adjustment Amount (the "Additional Net Working Capital Amount"). Such payment shall be made as set forth in Section 1.4(d) below.

                   (b) CLOSING WORKING CAPITAL. Within forty-five (45) days after the Closing, the Buyer will cause the Company to prepare and deliver to Seller a statement of the working capital of the Company showing the Net Working Capital as of the close of business on the Closing Date in accordance with GAAP (the "CLOSING STATEMENT").

                   (c) CLOSING CALCULATION. The Seller shall be entitled to full access to the relevant records and, upon execution and delivery of a customary accountants' access letter, working papers prepared by or for the Company in connection with its review of the calculation of the Net Working Capital set forth on the Closing Statement. If the Seller believes that the Net Working Capital calculation (hereinafter the "CLOSING CALCULATION") has not been properly calculated in accordance with this Section 1.4, it shall, within thirty
(30) days after its receipt of the Closing Calculation, give written notice (the "SELLER'S OBJECTION") to the Buyer, setting forth the basis of the Seller's Objection in reasonable detail and the adjustments to the Closing Calculation which the Seller believes should be made. Failure to so notify the Buyer within such time frame shall constitute acceptance and approval of the Closing Calculation. If the Buyer agrees that any change proposed by Seller is appropriate, the change shall be made to the Closing Calculation. If the proposed change is disputed by the Buyer, then the Buyer and Seller shall negotiate in good faith to resolve such dispute as expeditiously as possible.

                  If, after a period of ten business days following the date on which Seller delivers the Seller's Objection, any adjustment to the Closing Calculation proposed by Seller remains disputed, a nationally recognized "Big Five" accounting firm not employed by any of the Seller, the Buyer or any of their affiliates and mutually acceptable to the Buyer and the Seller (the "NEUTRAL ACCOUNTING FIRM") shall be engaged by the Buyer and the Seller to resolve any remaining disputes. The Neutral Accounting Firm shall act as an arbitrator to determine, based solely on presentations by the Seller and the Buyer, and not by independent review, only those issues still in dispute. The Neutral Accounting Firm's determination shall be (i) based upon the provisions of this Section 1.4, (ii) made as promptly as practicable, (iii) set forth in a written statement delivered to the Seller and the Buyer, and (iv) final, binding and conclusive on the parties. The fees and expenses of the Neutral Accounting Firm shall be shared equally by the Seller and the Buyer. If a party does not comply with the procedures and time requirements contained herein or such other procedures or time requirements as the parties otherwise mutually agree upon in

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writing, the Neutral Accounting Firm shall render a decision based solely on the evidence it receives which was submitted in accordance with such procedures and time requirements.

       (d) ADDITIONAL NET WORKING CAPITAL PAYMENT. Payment of any Additional Net Working Capital Amount pursuant to this Section 1.4 shall be made by wire transfer to an account designated by the Buyer, in United States dollars, in immediately available funds, within three (3) business days after (i) the Closing Calculation has been determined, accepted or deemed accepted by the Seller pursuant to Section 1.4(c) hereof or (ii) any proposed change made by the Seller has been agreed upon by the parties or finally determined by the Neutral Accounting Firm as described in Section 1.4(c), as applicable, in each case, together with interest from the Closing Date to the date of payment at the "base rate" of BankBoston or, if not available from BankBoston, as quoted in the WALL STREET JOURNAL on the Closing Date, based on a 360-day year.

                   1.5 FURTHER ASSURANCES. After the Closing, each party hereto shall from time to time, at the request of the other party and without further cost or expense to such other party, execute and deliver such other instruments of conveyance and transfer and take such other actions as such other party may reasonably request in order to more effectively consummate the transactions contemplated hereby and to vest in the Buyer good and valid title to the Shares.


                                     ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  The Seller hereby represents and warrants to the Buyer as follows:

                   2.1 CORPORATE ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island. The Company has full corporate power and authority to own its assets and to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except jurisdictions in which the failure to be so qualified or licensed would not, individually or in the aggregate, cause either the Seller or the Company to suffer a loss or pay a claim in excess of $25,000 (hereinafter referred to as a "MATERIAL ADVERSE EFFECT"). The Seller has delivered to the Buyer complete and correct copies of the Articles of Incorporation (the "ARTICLES") and all amendments thereto, the Bylaws as presently in effect and the minute books, stock transfer records and stock ledger of the Company. Except as set forth in Section 2.1 of the Disclosure Schedule, the Company does not own or have any option or right to acquire, directly or indirectly, any capital stock or other equity securities of, or have any direct or indirect equity or ownership interest or debt investment in, any corporation, association, partnership, joint venture or other business.

                   2.2 CAPITALIZATION. The authorized capital stock of the Company consists of 20,000 shares of Common Stock, of which 8,857 shares of Common Stock are issued and outstanding, and no other shares of any other class or series of capital stock of the Company or securities exercisable or convertible into or exchangeable for capital stock of the Company

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("CAPITAL STOCK EQUIVALENTS") are authorized, issued or outstanding. There are no subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any shares, whether issued or unissued, of capital stock of the Company or Capital Stock Equivalents, including any rights of issuance, conversion or exchange under any outstanding securities or other instruments, other than restrictions imposed by Federal and state securities laws. All of the Shares are validly issued, outstanding and fully paid, nonassessable and free of preemptive rights. The Company does not have any outstanding debt securities or other indebtedness or guarantees, except as specifically disclosed in the Financial Statements (as defined in Section 2.5 hereof) which, except for those debt securities and the other indebtedness or guarantees expressly set forth in
Section 2.2 of the Disclosure Schedule as not being repaid or cancelled in connection with the Closing, the Seller shall cause to be fully repaid or cancelled at or prior to the Closing.

                   2.3 OWNERSHIP OF STOCK. The Seller is the record and beneficial owner of 8,857 shares of Common Stock, constituting all of the issued and outstanding capital stock of the Company. The Shares are owned free and clear of all Encumbrances, other than the restrictions imposed by Federal and state securities laws. Upon the consummation of the transactions contemplated hereby, the Buyer will acquire title to the Shares free and clear of all Encumbrances, other than the restrictions imposed by Federal and state securities laws and Encumbrances arising as a result of any action taken by the Buyer or any of its affiliates ("AFFILIATES") as defined in Rule 12b-2 of the regulations promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

                   2.4 AUTHORIZATION, ETC. Each of the Seller and the Company has full power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly approved and authorized by all necessary corporate action of the Company and no other proceedings of the Company are necessary to approve and authorize the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly and validly executed by each of the Seller and the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of the Buyer, constitutes a legal, valid and binding agreement of each of the Seller and the Company, enforceable against each of the Seller and the Company in accordance with its terms, except that (i) the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                   2.5 FINANCIAL STATEMENTS. The Seller has previously delivered to the Buyer the audited balance sheet of the Company as of December 31, 1997 and the related audited statements of income, stockholders' equity and cash flows for the fiscal year then ended, and the notes thereto (the "FINANCIAL STATEMENTS"). The Financial Statements present fairly the assets, liabilities, financial position, results of operations and cash flows of the Company as of the dates and for the period indicated, and have been prepared in accordance with GAAP consistently applied by the Company.

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                                                                               7


                   2.6 NO UNDISCLOSED LIABILITIES. The Company has no liabilities or obligations, whether accrued, absolute, contingent, matured or unmatured, that are required to be reflected, accrued or reserved for in an audited balance sheet of the Company or the notes thereto prepared in accordance with GAAP, other than (i) liabilities and obligations that are reflected, accrued or reserved for in the balance sheet included in the Financial Statements (the "1997 BALANCE SHEET"), (ii) liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the date of the 1997 Balance Sheet and (iii) liabilities and obligations which in the aggregate would not have a Material Adverse Effect.

                   2.7 NO APPROVALS OR CONFLICTS. The execution, delivery and performance by each of the Seller and the Company of this Agreement and the consummation by each of the Seller and the Company of the transactions contemplated hereby will not (i) violate, conflict with or result in a breach by the Seller or the Company of any provision of the Articles or Bylaws of the Company, (ii) violate, conflict with or result in a breach of any provision of, or constitute a default by the Seller or the Company (or an event which, with notice or lapse of time or both, would constitute a default) or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance upon any of the properties of the Company or on the Seller's interest in the Shares under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which the Seller, the Company or any of their respective properties may be bound, (iii) violate or result in a breach of any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to the Seller, the Company or any of their respective properties or (iv) require any order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration with, any governmental or regulatory authority, excluding from the foregoing clauses (ii) and (iii) above, such violations, conflicts and breaches which, individually or in the aggregate, would not have a Material Adverse Effect.

                   2.8 COMPLIANCE WITH LAW; GOVERNMENTAL AUTHORIZATIONS. The Company is not in violation of any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to the property or business of the Company. The Company has, and is in compliance in all material respects with, all material licenses, permits and other governmental authorizations reasonably necessary to conduct its business as currently conducted and, to the knowledge of the Seller and the Senior Managers, such licenses, permits and authorizations are valid and in full force and effect. As used in this Agreement, "SENIOR MANAGERS" means Gerard DiSchino, Eugene D'Onofrio, Richard Costa, Richard Thompson, Robert Degenhardt and Donald Garratt.

                   2.9 LITIGATION. As of the date hereof, there are no suits, actions, proceedings or investigations pending or, to the knowledge of the Seller and the Senior Managers, threatened against the Company or the transactions contemplated by this Agreement before any arbitrator, court or governmental or regulatory authority or body, which, if decided unfavorably to the Company, would have a Material Adverse Effect. Neither the Seller nor the Senior Managers have received any notice that the Company or any of its assets is subject to any decree, order or judgment which would have a Material Adverse Effect.

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                   2.10 ASSETS. On December 31, 1997, the Company had and,
except with respect to assets disposed of or acquired in the ordinary course of business and consistent with past practice since such date, the Company now has, good and valid title to, or holds by valid and existing lease or license, all the assets reflected as assets of the Company on the 1997 Balance Sheet or which would have been reflected on the 1997 Balance Sheet if acquired prior to such date, free and clear of all Encumbrances of any nature, except for: (i) Encumbrances which secure indebtedness or obligations which are properly reflected on the 1997 Balance Sheet; (ii) liens for Taxes (as defined in Section
2.12 herein) not yet payable or being contested in good faith; (iii) liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; and (iv) such imperfections of title and Encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect. Except as disclosed on Section 2.10 of the Disclosure Schedule, the Company owns, or has valid leasehold interests in, all material tangible assets necessary for the operation or conduct of the Company's business as currently conducted and all such assets are in good maintenance, operating condition and repair, normal wear and tear excepted, other than machinery and equipment under repair or out of service in the ordinary course of the Company's business.

                   2.11 ABSENCE OF CERTAIN CHANGES. Except as otherwise provided herein, since December 31, 1997, (i) the business of the Company has been conducted only in the ordinary course and consistent with past practice in all material respects, (ii) there has not been any event or development prior to the date hereof which, if it had occurred or existed after the date hereof, would be a violation of Section 6.1(c) hereof and (iii) there has not been any change, event or development which, individually or in the aggregate, has had or would have a Material Adverse Effect.

                   2.12 TAXES. (a) The Company has timely filed or caused to be timely filed all Tax Returns (including estimated Tax Returns) required to be filed by the Company. All Tax Returns are complete and accurate in all material respects. All Taxes required to be shown on such Tax Returns or otherwise due or payable and all additional assessments of any such Taxes received prior to the date hereof have been paid in full on the due date for payment thereof, or there are adequate reserves for such Taxes on the Financial Statements of the Company. The Company is not required to file any income or franchise tax returns in any jurisdiction other than the United States and the States of Rhode Island, Connecticut, Massachusetts, Virginia, Pennsylvania and Maryland. The amounts set up as accruals for Taxes on the Financial Statements are sufficient for the payment of all Taxes due and owing (but not paid) by the Company, whether or not disputed, for all periods ended on and prior to the respective dates thereof. In addition, the amounts set up as accruals for Taxes on the financial books of the Company on the Closing Date are and will be sufficient for the payment of all Taxes of the Company, whether or not disputed, for all periods ended on and prior to the Closing Date. There are no audits, proceedings or claims relating to the federal, state or local income tax returns of the Company. No deficiency in the payment of Taxes by the Company for any period has been asserted or threatened against the Company or the Seller by any Tax Authority and remains unsettled as of the date of this Agreement. All Taxes required to be withheld, collected or deposited by the Company have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Tax Authorities. The Company does not owe any amount pursuant to any written or unwritten Tax sharing agreement or arrangement, or will have any liability after the date hereof in respect of any written or unwritten Tax sharing agreement or arrangement executed or agreed prior to the date hereof. There are no Tax liens on any of the assets of the Company, other than liens for current Taxes which are not yet due or payable. Neither the Seller nor the Company have made any agreement, waiver or other arrangement providing for an extension of time with respect to the assessment or collection of any Tax against the Company. The Company is, and has been at all times since January 1, 1997, an "S corporation" within the meaning of Section 1361(a) of the Internal Revenue Code of 1986, as amended (the "CODE"). A valid election under Section 1362 of the Code has been in effect with respect to the Company at all times since January 1, 1997 and the Company will be an S corporation up to and including the Closing Date. A valid S corporation or similar election has been in effect with respect to the Company in the States of Rhode Island, Massachusetts, Connecticut, Virginia, Pennsylvania and Maryland since January 1, 1997. Except as disclosed on Section 2.12 of the Disclosure Schedule, the Company has not been, and will not be, subject to Tax under
Section 1374 or Section 1375 of the Code for any taxable year ending on or prior to the Closing Date. Neither the Company nor the Seller has filed a consent with the Internal Revenue Service pursuant to Section 341(f) of the Code or with any other Tax Authority to any similar effect or made an election under Section 338 of the Code other than as provided for in the terms of this Agreement. The Company has not made any material payments, is not obligated to make any material payments, and is not a party to any agreement that under certain circumstances could obligate it to make any material payments that would not be deductible under Section 280G of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                   (b) For purposes of this Agreement, the term "Tax" or "Taxes" shall mean all federal, state, local, foreign and other net income, gross income, gross receipts, gains, ad valorem, profits, license, stamp, premium, service, leasing, occupation, excise, property, sales and use, transfer, franchise, payroll, withholding, social security or other taxes, fees, duties, assessments or other similar charges of any kind, including any interest, penalties or additions attributable thereto.

                   (c) For purposes of this Agreement, the term "Tax Return" shall mean any return, declaration, report, information return, statement or other document (including any related or supporting information) filed or required to be filed with any Tax Authority with respect to Taxes.


                   (d) For purposes of this Agreement, the term "Tax Authority" shall mean the Internal Revenue Service and any similar state, local or foreign authority having jurisdiction over Taxes.

                   (e) The Seller is not a foreign person as defined in Section 1445(f)(3) of the Code and Buyer is not required to withhold Tax on the purchase of the Shares by reason of Section 1445 of the Code and the treasury regulations thereunder.

                   2.13 EMPLOYEE BENEFITS. (a) Section 2.13 of the Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which any employee or former employee of the Company has any present or future right to benefits or under which the Company has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "COMPANY PLANS".

                   (b) With respect to each Company Plan, the Seller has delivered to the Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company to its employees concerning the extent of the benefits provided under a Company Plan; and (iv) for the three most recent years
(A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney's response to an auditor's request for information.

                   (c) (i) Each Company Plan has been established and administered in accordance with its terms, and in substantial compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Company Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter as to its qualification, and to the knowledge of the Seller and the Senior Managers, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification;
(iii) no event has occurred and no condition exists that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any member of their "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (v) no "reportable event" (as such term is defined in ERISA section 4043), "prohibited transaction" (as such term is defined in ERISA section 406 and Code section 4975) or "accumulated funding deficiency" (as such term is defined in ERISA section 302 and Code section 412 (whether or not waived)) has occurred with respect to any Company Plan; and (vi) no Company Plan provides retiree welfare benefits, except as required under Section 4980B, Section 601 ET SEQ. of ERISA or by any other federal or state law and neither the Company nor its Subsidiaries have any obligations to provide any retiree welfare benefits, except as required under Code Section 4980B, Section 601 ET SEQ. of ERISA or by any other federal or state law.

                   (d) No Company Plan maintained by the Seller or any member of its Controlled Group is a plan subject to Title IV of ERISA.

                   (e) No Company Plan is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA. Neither the Seller nor any subsidiary of Seller nor any member of its Controlled Group has ever contributed to or had an obligation to contribute to any multiemployer plan.

                   (f) With respect to any Company Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Seller and the Senior Managers, threatened, and (ii) to the knowledge of the Seller and the Senior Managers, no facts or circumstances exist that could give rise to any such actions, suits or claims.

                   (g) No Company Plan exists that could result in the payment to any present or former employee of the Company of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute an excess parachute payment within the meaning of Code Section 280G.

                   2.14 LABOR RELATIONS. Except as set forth in Section 2.14 of the Disclosure Schedule, (i) the Company is not a party to any collective bargaining agreement applicable to employees of the Company, nor is any such contract or agreement presently being negotiated; (ii) the Company is not a party to any employment agreement or consulting agreement with any person or entity obligating the Company to make payments in excess of $25,000 per year, nor is any such contract or agreement presently being negotiated; (iii) there is no unfair labor practice charge or complaint pending or, to the knowledge of the Seller and the Senior Managers, threatened against or otherwise affecting the Company which, if adversely determined, would result in a liability having a Material Adverse Effect; (iv) there is no labor strike, slowdown, work stoppage, or lockout in effect, or, to the knowledge of the Seller and the Senior Managers, threatened against or otherwise affecting the Company, and the Company has not experienced any such labor controversy within the past three years; (v) the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any governmental authority relating to employees or employment practices; (vi) the Company will not have any material liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of the transactions contemplated hereunder; (vii) the Company is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 ("WARN ACT"), and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise and (viii) or any other Section of the Disclosure Schedule and except for the unwritten employment arrangements of the Company undertaken in the ordinary course of business, there are no agreements or arrangements between the Company and any employee of the Company. To the knowledge of the Seller and the Senior Managers, there is no effort to organize employees of the Company which is pending or threatened.

                   2.15 PATENTS, TRADEMARKS, TRADE NAMES, ETC. Other than common law rights which may exist relating to the Company's use of the names "New England Container" and "Richmond Barrel & Box," there are no patents, trademarks, trade names, copyrights and pending applications therefor used or owned by the Company nor any licenses and other agreements relating thereto.

                   2.16 CONTRACTS. The contracts and agreements listed in
Section 2.16 of the Disclosure Schedule constitute each contract, instrument, lease, deed or agreement which is material to the business or operations of the Company, and include the Letter of Intent (as defined in Section 6.1(a) hereof) and any amendments thereto (the "CONTRACTS"). Complete copies (or, if oral, written summaries) of each Contract have been made available to the Buyer, including all of the following Contracts: (i) any indenture, note, mortgage, installment obligation, or other instrument for or relating to any borrowing of money; (ii) any guaranty of any obligation; (iii) any agreement, contract, commitment or arrangement containing any covenant limiting the ability of the Company to engage in any line of business or to compete with any business or person; (iv) any agreement, contract, commitment or arrangement relating to capital expenditures with respect to the Company and involving future payments which exceed $25,000 in any 12-month period; (v) any agreement, contract, commitment or arrangement relating to the acquisition or disposition of assets or any capital stock of any business enterprise; (vi) any real property or personal property lease; (vii) any agreement, contract, commitment or arrangement which requires payments in excess of $25,000 in any 12-month period, to the extent such contract, commitment, agreement or arrangement is not terminable within 30 days without payment of premium or penalty; and (viii) any agreement, contract, commitment or arrangement with any director, stockholder or affiliate of the Company. Each Contract is in full force and effect, and is a legal, valid and binding obligation of the Company and, to the knowledge of the Seller and the Senior Managers, each of the other parties thereto, enforceable in accordance with its terms, except that (x) enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. No condition exists or event has occurred which (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event) would constitute a default by the Company or, to the knowledge of the Seller and the Senior Managers, any other party thereto under, or result in a right in termination of, any Contract by any other party thereto. To the best knowledge of the Seller and the Senior Managers, no party to any Contract intends (x) to terminate such Contract or materially amend the terms thereof, (y) to refuse to renew such Contract upon expiration thereof or (z) to renew such Contract upon expiration thereof on terms and conditions which are materially more onerous to the Company than those pertaining to such existing Contract.

                   2.17 ENVIRONMENTAL MATTERS. Except as set forth in Section
2.17 of the Disclosure Schedule, (i) the Company has not, as of the date hereof, received any notice, complaint, direction or order alleging the material violation by the Company of, or any material actual or potential liability of the Company relating to, any applicable Federal, state or local statutes, laws, regulations, rules, decrees, orders, judgments, ordinances, or common law related to the protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right-To-Know Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Water Pollution Control Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, and the Occupational Safety and Health Act, each as amended and supplemented, and any regulations promulgated pursuant to such laws, and any similar state or local statutes or regulations ("ENVIRONMENTAL LAWS"), which violation or liability has not been resolved and, to the knowledge of the Seller and the Senior Managers, no such notice, complaint, direction or order is threatened or otherwise expected, (ii) the Company is and has been in material compliance with all applicable Environmental Laws and, to the knowledge of the Seller and the Senior Managers, there is no condition that could prevent or materially interfere with such compliance in the future, (iii) the Company has obtained and is and has been in material compliance with all required governmental environmental permits, registrations and authorizations ("ENVIRONMENTAL PERMITS") with respect to the business of the Company as currently conducted and no modification, revocation, reissuance, alteration, transfer, or amendment of the Environmental Permits, or any review by, or approval of, any third party of the Environmental Permits is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation of the business of the Company following such consummation, (iv) no hazardous waste, substance, material, or chemical, including, without limitation, petroleum and petroleum products, asbestos and any other material regulated under, or that can result in liability under, applicable Environmental Laws ("HAZARDOUS MATERIALS"), has been transported, stored, treated, disposed of or arranged to be disposed of by the Company on the real estate owned, operated or otherwise used by the Company or at any other location, except as would not result in material liability under any applicable Environmental Laws, (v) the Company has not assumed, contractually or by operation of law, any liabilities, potential liabilities or obligations of any other person or entity under any applicable Environmental Laws, (vi) the Company has not entered into, agreed to, or is subject to any judgment, decree, order or other similar requirement of any governmental authority under any Environmental Laws, (vii) there are no (w) underground or aboveground storage tanks, (x) surface impoundments, (y) landfills or (z) sewer or septic systems currently or, to knowledge of the Seller or the Senior Managers, formerly present at or about any of the properties or facilities currently or, to the knowledge of the Seller or the Senior Managers, formerly owned, operated or otherwise used by the Company that could result in material liability to the Company under any applicable Environmental Laws, and (viii) there are no actions, activities, events, conditions or circumstances occurring or existing relating to the Company's current operations or properties or, to the knowledge of the Seller or the Senior Managers, former operations or properties, including without limitation the release, threatened release, emission, discharge, generation, treatment, presence, storage or disposal of Hazardous Materials, that could result in any material liability or obligation of the Company under or relating to any Environmental Laws.

                   2.18 INSURANCE. Section 2.18 of the Disclosure Schedule lists all insurance policies of the Company covering the assets, employees and operations of the Company as of the date hereof. All such policies are in full force and effect, all premiums due thereon have been paid by the Company and the Company has complied in all material respects with the provisions of such policies and has not received any notice from any of its insurance brokers or carriers that such broker or carrier will not be willing or able to renew their existing coverage.

                   2.19 TRANSACTIONS WITH AFFILIATES. Except as listed on
Section 2.19 of the Disclosure Schedule, there are no Contracts, agreements or arrangements between the Company, on the one hand, and the Seller or any affiliate of the Seller or the Company, on the other hand. For purposes of this Agreement "any affiliate of the Seller or the Company" shall mean (i) any director, officer or stockholder of the Company, (ii) any immediate family member of the Seller, including spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in law and brothers- and sisters-in-law or (iii) any Affiliate of the Seller or the Company.

                   2.20 MATERIAL CUSTOMERS AND SUPPLIERS. Section 2.20 of the Disclosure Schedule sets forth the names of the ten suppliers of the Company to whom the Company paid the greatest sum of money in respect of products and materials sold to the Company and the ten customers of the Company from whom the Company received the greatest sum of money in respect of products or services provided by the Company, in each case, between January 1, 1996 and December 31, 1997.

                   2.21 REAL PROPERTY. (a) Section 2.21(a) of the Disclosure Schedule sets forth the municipal address of all of the real property owned by the Company (the "OWNED PROPERTY").

                   (b) The Company is the beneficial owner of the Owned Property, together with all plants, buildings, structures, erections, improvements, appurtenances and fixtures situate on or forming part thereof, in fee simple.

                   (c) To the knowledge of the Seller and the Senior Managers, there are no agreements, undertakings or other documents which affect or relate to the title to, or ownership of, such Owned Property, except as registered against title to such Owned Property.

                   (d) Except as disclosed by the registered title of the Owned Property, no person or entity has any right to purchase any of the Owned Property, and no person or entity other than the Company is using or has any right to use, as tenant, or is in possession or occupancy of, any part of such Owned Property.

                   (e) The Company has not granted any option, right of first refusal or other contractual rights with respect to any of the Owned Property other than to the Buyer pursuant to this Agreement.

                   (f) The Company has not entered into any agreement to sell, transfer, encumber, or otherwise dispose of or impair the Company's right, title and interest in and to the Owned Property or the air, density and easement rights relating to the Owned Property other than as listed in Section 2.21(f) of the Disclosure Schedule.

                   (g) Section 2.21(g) of the Disclosure Schedule provides details on the most up-to-date surveys, prepared by registered land surveyors, relating to the Owned Property, which are available, and such surveys have been delivered or made available to the Buyer.

                   (h) The Company has not received any notification of, and none of the Seller or any Senior Manager has any knowledge of, any outstanding or incomplete work orders in respect of any of the buildings, improvements or other structures constructed on the Owned Property or of any current non-compliance with applicable statutes and regulations or building and zoning by-laws and regulations.

                   (i) All accounts for work and services performed or materials placed or furnished upon or in respect of the construction and completion of any of the buildings, improvements or other structures constructed on the Owned Property have been fully paid and no one is entitled to claim a lien under applicable legislation for such work performed by or on behalf of the Company.

                   (j) Except as disclosed in Section 2.21(j) of the Disclosure Schedule, the Company has not made application for a rezoning of any of the Owned Property and none of the Seller or any Senior Manager has any knowledge of any proposed or pending change to any zoning affecting the Owned Property.

                   (k) To the knowledge of the Seller and the Senior Managers, no expropriation or condemnation or similar proceeding is pending or threatened against the Owned Property or any part of the Owned Property.

                   (l) There are no matters affecting the right, title and interest of the Company in and to the Owned Property, which, individually or in the aggregate, would materially and adversely affect the ability of the Company to carry on its business upon the Owned Property.

                   (m) The leases and subleases listed in Section 2.16 of the Disclosure Schedule constitute all the real property leases and subleases relating to real property occupied by the Company or used in the conduct of the business of the Company as it is presently being conducted and/or to which the Company is a party (the "LEASES", and such property, the "LEASED PROPERTY"). To the knowledge of the Seller and the Senior Managers, all of the Leased Property conforms in all material respects to all zoning laws, ordinances and regulations. All interests held by the Company as lessee under the Leases are free and clear of all Encumbrances of any nature and kind whatsoever.

                   (n) Since December 31, 1997, the Company has not sold, assigned, transferred or otherwise disposed of, or granted any security interest in or lien on, any Lease. All payments due and owing by the Company pursuant to the Leases have been duly paid and the Company is not otherwise in default in meeting its obligations under any of the Leases.

                   (o) To the knowledge of the Seller and the Senior Managers, none of the landlords under each of the Leases is in default in meeting any of its material obligations under its respective Leases.

                   (p) To the knowledge of the Seller and the Senior Managers, no event exists which, but for the passing of time or the giving of notice, or both, would constitute a default by any party to any of the Leases and no party to any Lease is claiming any such default or taking any action purportedly based upon any such default.

                   (q) The Company has not waived, or omitted to take any action in respect of, any substantial rights under any of the Leases where the loss of such right would have a Material Adverse Effect.

                   (r) The Company is not a party to any lease or sublease relating to real property as lessor.

                   (s) No third-party consent or approval under any Lease is required for the consummation of the transactions contemplated herein.

                   2.22 INVESTMENT COMPANY ACT STATUS. The Company is not an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940.

                   2.23 PRODUCT LIABILITY. Except as disclosed on Section 2.23 of the Disclosure Schedule, since January 1, 1995, the Company has not received written notice of any claim or threatened claim against the Company for product liability, nor, to the knowledge of the Seller and the Senior Managers, has the Company received oral notice of any claim or threatened claim against the Company for product liability.

                   2.24 BOOKS AND RECORDS. The financial books and records pertaining to the business of the Company are complete and correct in all material respects, have been maintained in accordance with good business practice, and reflect the basis for the financial condition and results of operations of the Company set forth in the Financial Statements.

                   2.25 NO BROKERS' OR OTHER FEES. Except for Riparian Partners, no broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller or the Company.

                   2.26 SPECIALTY DISABILITY AND LIFE INSURANCE. The Company has obtained and maintains in effect a life insurance policy and disability insurance policy with respect to each of Donald Garratt and Richard Thompson in amounts sufficient to comply with the obligations of the Company under Section 2(f) of its Employment Agreements, each dated October 21, 1996, with each of Donald Garratt and Richard Thompson.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  The Buyer hereby represents and warrants to the Seller as follows:

                   3.1 ORGANIZATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                   3.2 AUTHORIZATION ETC. The Buyer has full corporate power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby to be carried out by it. The execution and delivery by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly approved and authorized by all necessary corporate action on the part of the Buyer, and no other proceedings on the part of the Buyer are necessary to approve and authorize the execution and delivery by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby. This Agreement has been duly and validly executed by the Buyer and, assuming this Agreement constitutes the legal, valid and binding agreement of the other parties hereto, constitutes a legal, valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except that (i) the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                   3.3 NO APPROVALS OR CONFLICTS. Except as set forth in Section
3.3 of the Disclosure Schedule, the execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby to be consummated by it will not (i) violate, conflict with or result in a breach by the Buyer of any provision of the Certificate of Incorporation or By-laws of the Buyer, (ii) violate, conflict with or result in a breach of any provision of, or constitute a default by the Buyer (or an event which, with notice or lapse of time or both, would constitute a default) or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Buyer's properties under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which the Buyer or any of its properties may be bound, (iii) violate or result in a breach of any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to the Buyer or any of its properties, or (iv) except for applicable requirements of the HSR Act, require any order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration with, any governmental or regulatory authority, excluding from the foregoing clauses (ii) and (iii) above, such violations, conflicts and breaches which, individually or in the aggregate, would not reasonably be likely to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby to be consummated by it or cause the Buyer to suffer a loss or pay a claim in excess of $25,000.

                   3.4 CAPITALIZATION. As of the date hereof, the authorized capital stock of the Buyer consists of 3,000,000 shares of Buyer Common Stock, of which 2,180,521 shares are outstanding. As of the date hereof, except as contemplated by this Agreement and except for options to purchase an aggregate of 264,085 shares of Buyer Common Stock, no securities exercisable or convertible into or exchangeable for shares of Buyer Common Stock are authorized, issued or outstanding. As of the Closing Date, a sufficient number of authorized shares of Buyer Common Stock will be reserved for issuance of all shares of Buyer Common Stock to be issued hereunder to Seller. As of the Closing Date, the shares of Buyer Common Stock to be issued pursuant to the terms of this Agreement will be validly issued, fully paid and nonassessable and free of preemptive rights under the Delaware General Corporation Law.

                   3.5 NO BROKERS' OR OTHER FEES. No broker, finder or investment banker (other than Vestar Capital Partners) is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

                   3.6 STOCKHOLDERS' AGREEMENTS. Attached hereto as Exhibits 3.6(a), 3.6(b) and 3.6(c) are complete and correct copies as of the date hereof of the Registration Rights Agreement, the Amended and Restated Stockholders Transfer Rights Agreement and the Amended and Restated Voting Agreement referred to in the Investor Agreement to be executed and delivered pursuant to Section
4.7 and such agreements are in a form identical to the agreements entered into by shareholders of the Buyer similarly situated to the Seller.


                                   ARTICLE IV

                       CONDITIONS TO SELLER'S OBLIGATIONS

                  The obligation of the Seller to effect the Closing under this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless validly waived in writing by the Seller.

                   4.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Buyer in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on such date, except that any representations and warranties that are made as of a specified date shall be true as of such date.

                   4.2 PERFORMANCE. The Buyer shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be so performed or complied with by it prior to the Closing.

                   4.3 OFFICER'S CERTIFICATE. The Buyer shall have delivered to the Seller a certificate, dated as of the Closing Date and executed by the President or a Vice President of the Buyer, certifying to the fulfillment of the conditions specified in Sections 4.1 and 4.2 hereof.

                   4.4 HSR ACT. All applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

                   4.5 INJUNCTIONS. On the Closing Date, there shall be no injunction, writ, preliminary restraining order or other order in effect of any nature issued by a United States federal or state court or governmental authority of competent jurisdiction directing that the transactions provided for herein not be consummated as provided herein.

                   4.6 LETTER AGREEMENTS. The Buyer shall have executed and delivered to (a) Gerard DiSchino the letter agreement in substantially the form of Exhibit 4.6(a) hereto and (b) Eugene D'Onofrio the letter agreement in substantially the form of Exhibit 4.6(b) hereto.

                   4.7 INVESTOR AGREEMENT. The Buyer shall have executed and delivered to the Seller the Investor Agreement in substantially the form of
Exhibit 4.7.


                                    ARTICLE V

                        CONDITIONS TO BUYER'S OBLIGATION

                  The obligation of the Buyer to effect the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless validly waived in writing by the Buyer.

                   5.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Seller in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on such date, except that any representations and warranties that are made as of a specified date shall be true as of such date.

                   5.2 PERFORMANCE. The Seller shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be so performed or complied with by the Seller prior to the Closing.

                   5.3 OFFICERS' CERTIFICATE. The Seller shall have delivered to the Buyer a certificate, dated as of the Closing Date and executed by the President of the Company and by the Seller, certifying to the fulfillment of the conditions specified in Sections 5.1 and 5.2 hereof.

                   5.4 RESIGNATION OF DIRECTORS. The Seller shall have delivered to the Buyer the written resignations of all directors of the Company, effective as of the Closing Date.

                   5.5 HSR ACT. All applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

                   5.6 INJUNCTIONS. On the Closing Date, there shall be no injunction, writ, preliminary restraining order or other order in effect of any nature issued by a United States federal or state court or governmental authority of competent jurisdiction directing that the transactions provided for herein not be consummated as provided herein.

                   5.7 CONSENTS. All orders, consents, approvals, permits, authorizations, notices, declarations, filings, applications, qualifications and registrations necessary to effect the Closing or continue the business of the Company after the Closing shall have been obtained.

                   5.8 AFFILIATE AGREEMENTS. The Buyer shall have received evidence satisfactory to it that all agreements listed on Section 2.19 of the Disclosure Schedule have been terminated or are otherwise no longer in effect without any penalty to the Company.

                   5.9 EXISTING INDEBTEDNESS AND OTHER OBLIGATIONS. (a) Any holder of any outstanding indebtedness for borrowed money of the Company (or beneficiary of any guarantee made by the Company of the indebtedness of any other person) shall have released and discharged the same and any lien securing the same against payment by or on behalf of the Company of the outstanding balance of such indebtedness and any related obligations without premium or penalty, and the Buyer shall have received written evidence satisfactory to it of the foregoing.

                   (b) The agreements listed in Section 5.9 of the Disclosure Schedule shall have been terminated and the Company shall not have any obligations pursuant thereto, and the Buyer shall have received written evidence satisfactory to Buyer of the foregoing.

                   (c) The Company shall have paid to Charles M. Borton ("BORTON") any payments that may be due to him pursuant to the letter agreements (the "BORTON LETTER AGREEMENTS") dated as of April 20, 1998 and July 9, 1998 among the Company, Borton and RBB Corporation ("RBB").

                   (d) All obligations of the Company pursuant to the Noncompetition Agreement between Bay Colony Container Co., Inc. and Leroy Boudreaux dated December 29, 1988 (the "BOUDREAUX NONCOMPETITION AGREEMENT") (including any obligation of the Company to make any deferred payments to Leroy Boudreaux with respect thereto) shall have been assigned to and assumed by the Seller and the Buyer shall have received written evidence satisfactory to the Buyer of the foregoing.

                   5.10 EMPLOYMENT/NONCOMPETITION AGREEMENTS. (a) Gerard DiSchino shall have executed and delivered to the Buyer the letter agreement in substantially the form of Exhibit 4.6(a) hereto, (b) Eugene D'Onofrio shall have executed and delivered to the Buyer the letter agreement in substantially the form of Exhibit 4.6(b) hereto and (c) Seller shall have executed and delivered to the Buyer the Noncompetition Agreement in substantially the form of Exhibit 5.10(a) hereto.

                   5.11 INVESTOR AGREEMENT. The Seller shall have executed and delivered to the Buyer the Investor Agreement in substantially the form of
Exhibit 4.7 hereto.

                   5.12 IRS FORM. The Seller shall have delivered to the Buyer an IRS Form 8023 duly signed by the Seller.

                                   ARTICLE VI

                            COVENANTS AND AGREEMENTS

                   6.1 CONDUCT OF BUSINESS BY COMPANY. The Seller covenants that, except (i) as otherwise expressly contemplated by this Agreement, (ii) as set forth on Section 6.1 of the Disclosure Schedule or (iii) as consented to by the Buyer in writing, from and after the date of this Agreement and until the Closing Date, the Seller shall cause the Company to:

                   (a) use all reasonable efforts consistent with good business judgment to (i) preserve intact the present business organization of the Company and purchase inventory, pay payables and other accrued liabilities and collect receivables in a manner consistent with past practice and otherwise operate the Company in the ordinary and regular course of business consistent with past practice; (ii) maintain the Company's books and records in accordance with past practices; (iii) keep available the services of the Company's officers and employees; (iv) maintain satisfactory relationships with licensors, suppliers, creditors, distributors, customers and others having business relationships with the Company; and (v) consult with Buyer concerning the

Letter of Intent dated March 17, 1998 between the Company and Kaplan Container Corporation, as amended (the "Letter of Intent");

                   (b) notify the Buyer of any change in the normal course of business or operations of the Company and of any governmental complaints, investigations or hearings of which the Seller or the Company are notified (or communications received by the Seller or the Company indicating that the same may be contemplated), or the institution or settlement of litigation, in each case involving the Company, and to keep the Buyer informed of such events;

                   (c) not (i) cause to be issued or sold any shares of capital stock or debt or equity securities of the Company or issue, grant or enter into any options, warrants, rights, subscription agreements or commitments of any kind with respect thereto; (ii) directly or indirectly cause to be purchased, redeemed or otherwise acquired or disposed of any shares of capital stock of the Company; (iii) declare, set aside or pay any dividend or other distribution, except that (so long as after giving effect thereto (A) the condition set forth in Section 5.9 of this Agreement is satisfied, (B) the Net Working Capital of the Company as of the Closing Date is not less than $2.15 million and (C) as of the Closing Date, cash shall be maintained in each of the petty cash and payroll accounts, net of the aggregate amount of all outstanding checks of the Company, at a level no less than those previously maintained by the Company consistent with its past practices in the ordinary course of business) the Company may dividend or distribute to the Seller (1) an aggregate amount of cash not to exceed the total amount of all cash on hand and in the bank accounts of the Company immediately prior to Closing and (2) any amounts permitted under Section 6.4(f) of this Agreement; (iv) permit or allow the Company to borrow or agree to borrow any funds or incur, whether directly or by way of guarantee, any obligation for borrowed money, other than in the ordinary course of business and consistent with past practice; (v) subject any of the assets of the Company (real, personal or mixed, tangible or intangible) to any Encumbrance or otherwise permit or allow the sale, lease, transfer or disposition of any assets of the Company (real, personal or mixed, tangible or intangible), other than in the ordinary course of business and consistent with past practice; (vii) assume, guarantee, or otherwise become responsible for the obligations of, or make any loans or advances to, any other individual, firm or corporation; (viii) waive or release any rights of material value, or cancel, compromise, release or assign any material indebtedness owed to it or any material claims held by it; (ix) except for capital expenditures not to exceed $25,000, make any investment or expenditure of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation; (x) cancel or terminate any insurance policy naming it as a beneficiary or a loss payable payee; (xi) enter into any collective bargaining agreements; (xii) increase the compensation or fringe benefits of any of its officers or, other than in accordance with past practice, effect any material general increase in the compensation or fringe benefits of its employees or pay or agree to pay any pension, retirement allowance, or other benefit not required by any existing employee benefit plan or compensation plan or program to any such officers or employees, commit itself to any employment agreement or employee benefit plan or compensation plan or program with or for the benefit of any of its officers or employees or any other person, or alter, amend, terminate in whole or in part, or curtail or permanently discontinue contributions to, any pension plan or any other employee benefit plan or compensation plan or program; (xiii) except for a paving contract for paving of the Company's parking lot and driveways during the month of July 1998 and the renegotiation of certain tractor leases that are scheduled to expire on October 23, 1998, enter into any contract, commitment, agreement or arrangement which requires payments in excess of $25,000 in any 12-month period and which is not terminable by the Company within 30 days without payment of premium or penalty; (xiv) amend its Article or Bylaws; (xv) terminate the Letter of Intent or abandon any transaction provided for in the Letter of Intent; or (xvi) agree to do any of the foregoing; and

                   (d) comply in all material respects with all applicable laws, including, without limitation, applicable Environmental Laws.

                   6.2 ACCESS TO BOOKS AND RECORDS; COOPERATION.

                   (a) Except as otherwise provided in Section 6.4, the Buyer agrees that from the Closing Date and until the first anniversary of the Closing Date subsequent to the expiration of all statutes of limitation with respect to Seller, during normal business hours upon reasonable advance notice, it shall permit, at no cost to the Buyer and its Affiliates and without disruption of the business of the Buyer and its Affiliates, the Seller and its counsel, accountants and other authorized representatives to have access to the officers, directors, employees, accountants and other advisors and agents, properties, books, records and contracts of the Company, and the right to make copies and extracts from such books, records and contracts, in each case to the extent necessary to investigate and defend any threatened or actual litigation and in connection with any Tax matters involving the Company.

                   (b) The Buyer agrees not to, and to cause its subsidiaries not to, destroy at any time any files or records which are subject to Section 6.2(a) without giving written notice to the Seller, and giving the Seller 30 days following receipt of such notice to request in writing that all or a portion of the records intended to be destroyed be delivered to the Seller at the Seller's expense.

                   (c) During the period commencing on the date hereof and ending on the Closing Date, the Company will, and the Seller will cause the Company to, afford to the Buyer and its counsel, accountants and other authorized representatives access at all reasonable times upon reasonable advance notice to the officers, directors, employees, accountants and other advisors and agents, properties, books, records and contracts, of the Company, and the right to make copies and extracts from such books, records and contracts, and to furnish the Buyer with all financial, operating and other data and information concerning the Company as Buyer and its advisors may reasonably request.

                   6.3 FILINGS AND CONSENTS. Each of the Seller and the Company, on the one hand, and the Buyer, on the other hand, shall use all reasonable efforts to obtain and to cooperate in obtaining any consent, approval, authorization or order of, and in making any registration or filing with, any governmental agency or body or other third party required in connection with the execution, delivery or performance of this Agreement. The parties agree to cause to be made any further appropriate filings under the HSR Act as soon as practicable and to diligently pursue early termination of the waiting period under such act.

                   6.4 TAX MATTERS.

                   (a) CODE SECTION 338(H) (10) ELECTION. Buyer shall notify the Seller in writing (the "338(h)(10) Notification"), on or prior to the 120th day following the Closing, of its intention to make an election under Sections 338(g) and 338(h)(10) of the Code, with respect to the Company and Buyer shall attach a copy of the Allocation (as defined in (b) below) to the 338(h)(10) Notification. The Seller shall determine, or shall cause to be determined, the Tax Election Amount (as defined in 6.4(c) below) within 30 days of its receipt of the 338(h)(10) Notification. After the Tax Election Amount has been finally agreed, or determined, in accordance with Section 6.4(d) below, Buyer shall have 30 days from the date of such determination to notify the Seller as to whether it will make the Code Section 338(h)(10) Election described herein. If Buyer notifies the Seller that it will make the Code Section 338(h)(10) Election, Buyer shall file the IRS Form, which has been duly signed by the Seller and provided to Buyer pursuant to Section 5.12 of this Agreement, with the Internal Revenue Service and the Seller hereby agrees that it shall join with Buyer in timely making a joint Code Section 338(h)(10) election and any similar election as may be available under applicable state or local law (collectively, the "CODE
SECTION 338(H)(10) ELECTION") and that it shall take all steps necessary to effectuate the same.

                   (b) DETERMINATION AND ALLOCATION OF THE MODIFIED AGGREGATE DEEMED SALE PRICE. If a Code Section 338(h)(10) Election is made, the "modified aggregate deemed sale price" ("MADSP") shall be determined and allocated in accordance with Section 338 of the Code and the applicable treasury regulations promulgated thereunder. For purposes of making the Code Section 338(h)(10) Election, the Buyer shall determine the value of the Company's tangible and intangible assets and shall provide the Seller with a copy of the Buyer's allocation of its "adjusted grossed-up basis" (within the meaning of the treasury regulations promulgated under Section 338 of the Code) to such assets (the "ALLOCATION"). The Allocation shall be binding upon the Seller and the Buyer for purposes of allocating the MADSP among such assets, and none of the parties hereto shall file, or cause to be filed, any Tax Return, or take a position with any Tax Authority, that is inconsistent with the Allocation.

                   (c) The Buyer shall pay to the Seller as additional Purchase Price such amount (the "TAX ELECTION AMOUNT"), if any, as shall equal the excess of (A) the amount of federal, state and local income and franchise taxes actually incurred by the Seller as a result of the deemed sale of the assets of the Company pursuant to the Code Section 338(h)(10) Election as a result of making the Code Section 338(h)(10) Election, including any tax incurred by the Seller as a result of any additional amount of Purchase Price that may be payable by the Buyer under this subsection 6.4(c) (and including any increase in tax liability resulting from any audit by any Tax Authority) (the "ACTUAL
SECTION 338(H)(10) TAX LIABILITY"), over (B) the amount of federal, state and local income and franchise taxes that would have been incurred by the Seller solely as a result of a transaction in which the Shares actually being sold by the Seller were sold without making a Section 338(h)(10) Election.

                   (d) The Tax Election Amount shall be determined by the Seller and an accounting firm selected by the Seller; PROVIDED, HOWEVER, that the Tax Election Amount shall be subject to the right of review by the Buyer and its accounting firm. The Seller shall provide to the Buyer no later than the 25th day following the effective date of the Buyer's initial request the calculation of the Tax Election Amount. In the event the Buyer or its accounting firm disagrees with such calculation, the Buyer shall give the Seller written notice thereof within 15 days of the date the Seller provided such calculation. The Buyer shall pay to the Seller the portion of the Tax Election Amount that the Buyer does not dispute (the "UNDISPUTED AMOUNT") at least three days prior to the due date of the Seller's tax return for the federal income tax period that includes the Closing Date. If the Seller and the Buyer are unable to settle or compromise such dispute within fifteen days after the Buyer's notice of disagreement, Seller's and Buyer's accounting firms shall jointly select a third independent "Big Five" accounting firm to determine the Tax Election Amount and the determination of such third firm shall be final. The Buyer shall bear all costs of such third accounting firm.

                   (e) SELLER'S INDEMNITY FOR TAXES. From and after the Closing Date, the Seller shall indemnify and hold harmless the Buyer Indemnified Persons (as defined in Section 8.1(a)(1)) against the following Taxes (except to the extent such Taxes, other than deferred Taxes, have been reserved or otherwise accrued or reflected on the Closing Statement as a liability (provided that any such liability shall be included as an accrued liability for purposes of calculating Net Working Capital)) and, against any loss, damage, liability or expense, including, but not limited to, reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such Taxes: (i) Taxes imposed on the Seller or the Company with respect to taxable years or periods ending on or before the Closing Date; (ii) with respect to taxable years or periods beginning before the Closing Date and ending after the Closing Date (an "INTERIM PERIOD"), Taxes imposed on the Seller or the Company which are allocable, pursuant to Section 6.4(g) below, to the portion of such taxable year or period ending on the Closing Date (a "PRE-CLOSING PERIOD");
(iii) Taxes imposed on any member of any affiliated group (other than the Company) with which the Seller or the Company files or has filed a Tax Return on a consolidated, combined or unitary basis for a taxable year or period ending on or before the Closing Date; (iv) Taxes required to be paid or reimbursed by the Seller under Section 6.4(i) or Section 6.4(j) hereof (to the extent such Taxes have not been paid by the Seller); (v) Taxes or additional Taxes imposed on any Buyer Indemnified Person as a result of a breach of the representations and warranties set forth in Section 2.12 of this Agreement or of the covenants contained in this Section 6.4; or (vi) Taxes or other payments required to be made after the date hereof by the Company to any party under any Tax sharing, indemnity or allocation agreement (whether or not written).

                   (f) COMPANY LIABILITY FOR TAXABLE PERIODS COMMENCING AFTER CLOSING DATE; DISTRIBUTION IN RESPECT OF PRE-CLOSING PERIOD TAXES. The Company and Buyer shall be jointly and severally liable for, and shall indemnify and hold the Seller and any of its Affiliates harmless against each of the following: (i) any and all Taxes of, or payable by, the Company for any taxable year or taxable period commencing after the Closing Date; (ii) with respect to taxable years or periods beginning before and ending after the Closing Date, Taxes imposed on the Buyer or the Company which are allocable, pursuant to
Section 6.4(g) below, to the portion of such taxable year or period beginning on the Closing Date (a "POST-CLOSING PERIOD"); (iii) any Taxes relating to operations, acts or omissions of the Company or any of its Affiliates that occur after the Closing; and (iv) any costs or expenses attributable to any item in clauses (i), (ii) and (iii) above. The Company shall make a distribution to the Seller on or prior to the Closing Date in an amount equal to the aggregate amount of the United States federal, state and local income taxes that will be imposed on the Seller with respect to the taxable income of the Company allocated to the Seller for the period beginning after December 31, 1997 through the Closing Date. The amount of such taxes, if any (and, therefore, the amount of such distribution), shall be determined by the Seller and an accounting firm selected by the Seller at least 15 days prior to the Closing Date; PROVIDED, HOWEVER, that such determination shall be subject to the right of review by the Buyer and its accounting firm.

                   (g) APPORTIONMENT OF TAXES. In order to apportion appropriately any Taxes relating to any taxable year or period that includes an Interim Period, the parties hereto shall, to the extent permitted under applicable law, elect with the relevant Tax Authority to treat for all purposes, the Closing Date as the last day of the taxable year or period of the Company, and such Interim Period shall be divided into a Pre-Closing Period and a Post-Closing Period for purposes of this Section 6.4. In any case where applicable law does not permit the Company to treat the Closing Date as the last day of the taxable year or period of the Company with respect to Taxes that are payable with respect to an Interim Period, the portion of any such Tax that is allocable to the Pre-Closing Period and the Post-Closing Period shall be deemed to be:

                  (x) in the case of Taxes that are either (1) based upon or related to income or receipts, or (2) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, which are covered under Section 6.4(j)), (i) for the Pre-Closing Period, an amount equal to the amount which would be payable if the taxable year or period ended on the Closing Date (except that, solely for purposes of determining the marginal tax rate applicable to income or receipts during such period in a jurisdiction in which such tax rate depends upon the level of income or receipts, annualized income or receipts may be taken into account, if appropriate, for an equitable sharing of such Taxes) and (ii) for the Post-Closing Period, an amount equal to the entire amount of Taxes for the Interim Period less any Taxes allocated to the Pre-Closing Period; and

                  (y) in the case of Taxes not described in subparagraph (x) above that are imposed on a periodic basis and measured by the level of any item, (i) for the Pre-Closing Period, an amount equal to the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Interim Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire relevant period and (ii) for the Post-Closing Period, an amount equal to the entire amount of Taxes for the Interim Period less any Taxes allocated to the Pre-Closing Period.

                   (h) TERMINATION OF THE COMPANY'S S CORPORATION STATUS AND TAXABLE YEAR. The transactions contemplated by this Agreement will cause the Company to terminate its status as an S corporation, effective as of the Closing Date. Pursuant to Section 1362(e)(1) of the Code, the Company shall have two short taxable years for United States federal income tax purposes for the year that includes the Closing Date, an "S short year" beginning January 1 of such year and ending on the day before the Closing Date and a "C short year" beginning on the Closing Date and ending on the next succeeding close of the Buyer's consolidated return taxable year. The Seller shall cause the Company to elect and shall consent, pursuant to Section 1362(e)(3) of the Code, to allocate Tax items to the Company's S short year and C short year pursuant to normal Tax accounting rules (i.e., the "closing of the books method"). The allocation of such items shall be done on a basis consistent with the Company's past accounting practice and in a manner satisfactory to the Buyer.

                   (i) PREPARATION OF TAX RETURNS. The Seller shall prepare and file or otherwise furnish to the appropriate party (or cause to be prepared and filed or so furnished) in a timely manner the United States federal income tax return of the Company for the Company's S short year. In addition, the Seller shall prepare and file, or cause to be prepared and filed, any and all other Tax Returns required to be filed by the Company (after giving effect to any valid extensions of the due date for filing any such Tax Returns) on or prior to the Closing Date. All such Tax Returns shall be prepared in a manner consistent with the prior Tax Returns of the Company, unless otherwise required under applicable law. The Seller shall timely pay (or cause to be timely paid) all Taxes shown as due and owing on all such Tax Returns. The Buyer shall prepare and file, or cause to be prepared and filed, any and all other Tax Returns required to be filed by the Company. Subject to its right to indemnification under this Section 6.4, the Buyer shall pay (or cause to be paid) all Taxes shown as due and owing on all such Tax Returns. The Seller, the Company and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. The Buyer and the Seller recognize that the Seller and Seller's agents and other representatives will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Company to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, each of the Buyer and the Company agrees (i) to use all reasonable efforts to properly retain and maintain such records until such time as the Seller agrees that such retention and maintenance is no longer necessary (but in no event longer than the applicable statute of limitations) and (ii) to allow the Seller and Seller's agents and other representatives, at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as the Seller, its agents and other representatives may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the Seller's expense.

                   (j) TRANSFER AND CONVEYANCE TAXES. The Seller shall be liable for and shall pay all applicable sales, transfer, recording, deed, stamp and other similar taxes, including, without limitation, any real property transfer or gains taxes (if any), resulting from the consummation of the transactions contemplated by this Agreement, except for any stock transfer taxes in excess of $500 imposed solely by reason of the Closing being in the State of New York.

                   (k) CONTESTS. The Buyer shall promptly notify the Seller in writing of any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding involving the Company which, if determined adversely to the taxpayer, would be grounds for indemnification under this
Section 6.4; PROVIDED, HOWEVER, that a failure to give such notice will not affect the Buyer's right to indemnification hereunder, except to the extent, if any, that, but for such failure, the Seller could have avoided the Tax liability in question. In the case of an audit or administrative or judicial proceeding that relates to any Pre-Closing Period, PROVIDED that within 30 days after the Seller receives the written notice from the Buyer required under this Section 6.4(k) and prior to taking any action with respect to such audit or administrative or judicial proceeding, the Seller acknowledges in writing the Seller's liability under this Section 6.4 to hold the Buyer and the Company harmless against the full amount of any adjustment which may be made as a result of such audit or proceeding, the Seller shall have the right at his own expense to control the conduct of such audit or proceeding; PROVIDED, HOWEVER, that the Seller shall not settle or otherwise compromise any issue or matter without the Buyer's prior written consent if such issue or matter will have a material affect on the Tax liability of the Buyer or the Company for a Post-Closing taxable year or period (or for an Interim Period). The Buyer also may participate in any such audit or proceeding at its own expense and, if the Seller does not assume the defense of any such audit or proceeding, the Buyer may, without any effect to its or the Company's right to indemnification under this Section 6.4, defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding. Except as provided otherwise in this Section 6.4(k), the Buyer shall control at its own expense any and all audit, administrative and judicial proceedings related to the Company or the Company's Taxes.

                   (l) TIME OF PAYMENT. Payment of any amounts due under this
Section 6.4 in respect of Taxes shall be made by the Seller at least three business days before the due date of the applicable estimated or final Tax Return required to be filed by the Buyer on which is required to be reported income for an Interim Period for which the Seller is responsible under Sections 6.4(g) or (j) of this Agreement without regard to whether the Tax Return shows overall net income or loss for such period, or, with respect to indemnity payments due under Section 6.4(e) of this Agreement, within three business days following a settlement or compromise of an assessment of a Tax by a Tax Authority or a "determination" as defined in Section 1313(a) of the Code. If liability under this Section 6.4 is in respect of costs or expenses other than Taxes, payment by the Seller of any amounts due under this Section 6.4 shall be made within five business days after the date that the Seller has been notified by the Buyer that the Seller has a liability for a determinable amount under this Section 6.4 and is provided with calculations or other materials supporting such liability. Payment of any amounts due under Section 6.4(f) shall be made by the Company or Buyer within five business days after the date in which the liability under which such indemnity arose is due to the appropriate Tax Authority.

                   (m) TERMINATION OF SELLER'S INDEMNITY OBLIGATIONS FOR TAXES. Notwithstanding any provision herein to the contrary, the obligations of the Seller to indemnify and hold harmless the Buyer and the Company pursuant to this
Section 6.4 and the obligations of the Buyer and the Company to indemnify and hold harmless the Seller pursuant to this Section 6.4 shall terminate at the close of business on the 90th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

                   (n) TAX ELECTIONS. From and after the date hereof, the Seller shall not, without the prior written consent of the Buyer (which may not unreasonably withhold such consent), make or revoke, or cause or permit to be made or revoked, any Tax election, or adopt or change any method of accounting, that would adversely affect the Company.

                   (o) RESOLUTION OF DISAGREEMENTS. If the Seller and the Buyer disagree as to the amount for which the Buyer or the Company and the Seller are liable under this Section 6.4, the Seller and the Buyer shall promptly consult with each other in an effort to resolve such dispute. If any such point of disagreement cannot be resolved within 30 days of the date of consultation, such dispute shall be submitted to a "Big-Five" accounting firm which is mutually acceptable to the Buyer and the Seller to act as an arbitrator to resolve all points of disagreement concerning Tax accounting matters with respect to this Agreement.

                   (p) The Company and Seller will not revoke the Company's election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code prior to the Closing Date. The Company and Seller will not take or allow any action that would result in the termination of the Company's status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code prior to the Closing Date.

                   6.5 WARN ACT. The Buyer and the Seller and the Company agree that for purposes of the WARN Act, the Closing Date shall be the "effective date" as such term is used in the WARN Act. The Buyer acknowledges and represents that it has no present intent to engage in or permit a "mass layoff" or "plant closing" with respect to the Company as defined in the WARN Act. The Buyer agrees that from and after the Closing Date the Company shall be responsible for any notification required under the WARN Act with respect to the Company. The Seller and the Company agree that between the date hereof and the Closing Date, they will not effect or permit a "plant closing" or "mass layoff" as these terms are defined in the WARN Act with respect to the Company without notifying the Buyer in advance and without complying with the notice requirements and all other provisions of the WARN Act.

                   6.6 NO NEGOTIATION. Neither the Seller nor the Company will, directly or indirectly, through any director, employee, representative, affiliate or agent of the Seller or the Company, or otherwise (i) solicit, initiate, encourage or assist in the submission of any inquiries, proposals or offers from any corporation, partnership, person or other entity or group relating to any acquisition or purchase of any assets of, or any equity interest in, the Company or any form of recapitalization transaction, merger, consolidation, business combination, spin-off, liquidation or similar transaction involving, directly or indirectly, the Company (each an "ACQUISITION PROPOSAL"), (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish to any person or entity any information concerning the Company or any Acquisition Proposal or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to make or enter into an Acquisition Proposal. The Seller agrees not to pledge, encumber or dispose of the Shares or any other securities of the Company beneficially owned by him prior to the Closing. If the Company or the Seller receives any inquiry, proposal or offer to enter into any transaction of any type referred to above, such party agrees to inform the Buyer promptly of the terms thereof and the identity of the party making such inquiry, proposal or offer.

                   6.7 COVENANT TO SATISFY CONDITIONS. Each party hereto agrees to use all reasonable efforts to insure that the conditions set forth in Article IV and Article V hereof are satisfied, insofar as such matters are within the control of such party.

                   6,8 DISABILITY INSURANCE. After the Closing, the Buyer shall cause the Company to continue to include each of Donald Garratt and Richard Thompson within the coverage of the Company's standard disability insurance policy for its employees so long as Donald Garratt and Richard Thompson remain as employees of the Company pursuant to their respective Employment Agreements dated October 21, 1996.

                   6.9 ENVIRONMENTAL INSURANCE POLICY. The Company may elect to assist the Seller in obtaining an environmental insurance policy covering potential Losses which may be suffered or incurred by the Company and which may be indemnifiable under Section 8.1(a)(1) hereof. The parties agree that all requests from the Seller for any such assistance by the Company shall be exclusively directed to the Chief Financial Officer of the Company who shall decide at his sole discretion what assistance, if any, the Company may provide to the Seller. The Seller agrees to pay for all costs related to such environmental insurance coverage (including any premium payments that are or may become due), and agrees to indemnify the Company against any costs of any kind (including, but not limited to, any deductions or retentions) in connection with such environmental insurance coverage.

                                   ARTICLE VII

                                   TERMINATION

                   7.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

                   (a) by the mutual consent of the Seller and the Buyer;

                   (b) by the Buyer if the Closing has not occurred on or before the thirtieth day following the execution and delivery of this Agreement by the parties hereto (the "Termination Date"), unless the failure of such consummation shall be due to the failure of the Buyer to comply in all material respects with the representations, warranties, agreements and covenants contained herein to be performed by the Buyer on or before the Termination Date.

                   (c) by the Seller if the Closing has not occurred on or before the Termination Date, unless the failure of such consummation shall be due to the failure of the Seller to comply in all material respects with the representations, warranties, agreements and covenants contained herein to be performed by the Seller on or before the Termination Date; or

                   (d) by either the Seller or the Buyer if any court or governmental authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree or ruling or other action shall have become final and nonappealable.

                   7.2 PROCEDURE AND EFFECT OF TERMINATION. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby by the Seller or the Buyer pursuant to Section 7.1 hereof, written notice thereof shall forthwith be given to the other parties. If this Agreement is terminated and the transactions contemplated by this Agreement are abandoned as provided herein, no party to this Agreement will have any liability under this Agreement to any other, except (i) that nothing herein shall relieve any party from any liability for any breach of any of the representations, warranties, covenants and agreements set forth in this Agreement and (ii) as contemplated by Section 9.1.


                                  ARTICLE VIII

                                 INDEMNIFICATION

                   8.1 INDEMNIFICATION. (1) INDEMNIFICATION BY THE SELLER. Subject to the limits set forth in this Section 8.1, the Seller agrees to indemnify, defend and hold the Buyer and its Affiliates (including, after the Closing Date, the Company) and their respective officers, directors, partners, stockholders, employees, agents and representatives (the "BUYER INDEMNIFIED PERSONS") harmless from and in respect of any and all losses, damages, costs and reasonable expenses (including, without limitation, reasonable fees and expenses of counsel) (collectively, "LOSSES"), that they may incur arising: (i) out of or due to any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of the Seller contained in this Agreement or the Disclosure Schedule; (ii) under any Environmental Laws regarding conditions or events existing or occurring on or prior to the Closing Date; (iii) under the WARN Act for "plant closings" or "mass layoffs" which occur or have occurred on or prior to the Closing Date with respect to the Company; (iv) out of or due to any payments required to be made by the Company following the termination of employment with the Company or contingent upon the termination of employment with the Company (including but not limited to payments of base salary and/or bonus or the providing of any benefits of any kind) of either Donald Garratt or Richard Thompson, including, but not limited to, those payments pursuant to Sections 3 and/or 4 of the Employment Agreements dated October 21, 1996 between the Company and each of Donald Garratt and Richard Thompson, respectively, or out of the maintenance by the Company or the failure by the Company to maintain any disability or life insurance policy (other than as required by Section 6.8 hereof) referred to in such employment agreements or any payments made under such policy, in excess of any amount, net of any applicable Taxes paid or payable thereon by the Company or any of its Affiliates, actually received by the Company upon the death of either Donald Garratt or Richard Thompson pursuant to any disability or life insurance policy referred to in such employment agreements; (v) out of or due to the failure by the Issuer, the Lender, the Authority and the Company to consummate the transfer of the Project by the Issuer to the Lessee, the termination of the Lease Agreement, the release of any mortgage liens and security interests securing the obligations of the Issuer and/or the Lessee under the Note and the consummation of all other transactions contemplated by that certain letter agreement dated June 2, 1998 among the Company, the Rhode Island Industrial Facilities Corporation, as successor-in-interest to the Trustees of The Industrial Foundation of Rhode Island, Citizens Bank of Rhode Island, f/k/a Citizens Savings Bank, and Rhode Island Industrial Building Authority (capitalized terms used in this clause (v) and not defined in this Agreement have the meanings ascribed to them in the above-referenced letter agreement); (vi) in connection with the issuance by the Company of shares of its common stock to Vincent J. Buonanno in exchange for shares of common stock of The City Barrel Company on or about January 1993, as provided in that certain Unanimous Written Consent of the Directors of the Company dated as of January 28, 1993; (vii) from any obligation of the Company to make any payment pursuant to (A) the Borton Letter Agreements,
(B) the Boudreaux Noncompetition Agreement, (C) Section 2.3 of the Asset Purchase Agreement dated August 29, 1997 among the Company, Richmond Barrel & Box Co., Inc. and Borton and (D) the Bonus Payments or any similar obligation of the Company to make any similar type of bonus payment to any employee of the Company in connection with the transactions contemplated by this Agreement;
(viii) under the Loan Agreement dated August 29, 1997 between the Company and Citizens Bank of Rhode Island, other than payment of the Citizens LIBOR Term Loan Payoff Amount and the Citizens Prime Rate Term Loan Payoff Amount referred to in Section 1.3(b)(i)hereof; and (ix) under any of the agreements listed on
Section 5.9 of the Disclosure Schedule. Anything (other than the last sentence of this Section 8.1 (a)(1)) to the contrary contained herein notwithstanding,
(x) none of the Buyer Indemnified Persons shall be entitled to recover from the Seller for any claims for indemnity with respect to any inaccuracy or breach of any representations or warranties (other than recovery for claims predicated upon the inaccuracy or breach of Sections 2.2, 2.3, 2.4, 2.17, 2.19, 2.25 and
2.26 and the first sentence of Section 2.1), unless and until the total of all such claims in respect of Losses pursuant to Section 8.1 (a)(1)(i) exceeds $100,000 (provided that, if such total exceeds $100,000, the first $100,000 as well as all losses in excess of such amount shall be indemnifiable), (y) the Buyer Indemnified Parties shall not be entitled to recover more than an aggregate of $1,600,000 from the Seller for any claims for indemnity with respect to inaccuracies or breaches of representations or warranties (other than recovery for claims predicated upon the inaccuracy or breach of Sections 2.2, 2.3, 2.4, 2.17, 2.19, 2.25 and 2.26 and the first sentence of Section 2.1) and
(z) the Buyer Indemnified Parties shall not be entitled to recover more than an aggregate of $2,000,000 from the Seller for any claims for indemnity under

Section 8.1(a)(1)(ii) or with respect to inaccuracies or breaches of Section
2.17. Notwithstanding any provision herein to the contrary, or any disclosure included in Section 2.17 of the Disclosure Schedule, Seller shall, without any limitation or deduction, indemnify, defend and hold harmless the Buyer Indemnified Persons regarding any and all Losses under or relating to Environmental Laws with respect to the Bayonne Barrel & Drum site or otherwise relating to the Bayonne Barrel & Drum site.

                  (2) Buyer acknowledges that the Seller is in the process of obtaining and may obtain an environmental insurance policy covering potential Losses which may be suffered or incurred by the Company and which may be indemnifiable under Section 8.1(a)(1) ("ENVIRONMENTAL CLAIMS"). Notwithstanding anything to the contrary contained herein, if such environmental insurance policy is obtained, in the event of any Environmental Claim against the Company which, in the reasonable judgment of the Company, is within the scope of said environmental insurance policy, Buyer shall cause the Company to use its reasonable best efforts to seek to recover all Losses incurred by the Company with respect to such Environmental Claims from such environmental insurance policy, provided, however that if and to the extent any such Losses are not paid reasonably promptly pursuant to such insurance policy, Buyer shall have the right to seek indemnification from Seller hereunder on the terms and subject to the conditions of the indemnification provisions contained in this Agreement, provided, further, that Seller shall have the right to require the Company to grant Seller full rights of subrogation with respect to any claim for recovery of such Losses under said environmental insurance policy, to the extent that the Company is able to grant such rights.

                   (b) INDEMNIFICATION BY THE COMPANY. Subject to the limits set forth in this Section 8.1, the Buyer and the Company agree that after the Closing the Buyer and the Company shall jointly and severally indemnify, defend and hold the Seller and his Affiliates and their respective agents and representatives (the "SELLER INDEMNIFIED PERSONS") harmless from and in respect of any and all Losses that they may incur arising (i) out of or due to any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of the Buyer contained in this Agreement or (ii) under the WARN Act for "plant closings" or "mass layoffs" which occur after the Closing Date with respect to the Company. Anything to the contrary contained herein notwithstanding, (x) none of the Seller Indemnified Persons shall be entitled to recover from the Company for any claims for indemnity with respect to any inaccuracy or breach of any representations or warranties, unless and until the total of all such claims in respect of Losses pursuant to Section 8.1(b)(i) exceeds $100,000 (provided that, if such total exceeds $100,000, the first $100,000 as well as all losses in excess of such amount shall be indemnifiable) and (y) the Seller Indemnified Parties shall not be entitled to recover more than an aggregate of $1,600,000 from the Company for any claims for indemnity with respect to inaccuracies or breaches of representations or warranties.

                   (c) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties contained in this Agreement or in any instrument delivered pursuant hereto will survive the Closing Date and will remain in full force and effect thereafter until the first anniversary of the Closing Date, provided that (i) the representations and warranties set forth in Sections 2.2, 2.3, 2.4, 2.12, 2.19 and 2.25 and the first sentence of Section
2.1 will survive the Closing Date and will remain in full force and effect until the ninetieth (90th) day following the expiration of the applicable statute of limitations (after giving effect to waiver, mitigation or extension thereof) and
(ii) the representations and warranties set forth in Sections 2.17 and 2.26 will survive the Closing Date and will remain in full force and effect until the second anniversary of the Closing Date; PROVIDED, FURTHER, that such representations or warranties shall survive (if at all) beyond such period with respect to any inaccuracy therein or breach thereof, written notice of which shall have been duly given within such applicable period in accordance with
Section 8.1 (d) hereof.

                   (d) NOTICE AND OPPORTUNITY TO DEFEND. If there occurs an event which a party asserts is an indemnifiable event pursuant to Section 8.1(a)(1) or 8.1(b), the party seeking indemnification shall notify the other party obligated to provide indemnification (the "INDEMNIFYING PARTY") promptly. If such event involves (i) any claim or (ii) the commencement of any action or proceeding by a third person, the party seeking indemnification will give such Indemnifying Party prompt written notice of such claim or the commencement of such action or proceeding; PROVIDED, HOWEVER, that the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder. In case any such action shall be brought against any party seeking indemnification and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein or, following the delivery by the Indemnifying Party to the party seeking indemnification of the Indemnifying Party's acknowledgement in writing that the relevant Loss is an indemnified liability hereunder and that the Indemnifying Party, in its good faith judgment, will be able to pay any award of money damages against the indemnified party in connection with such action, to assume the defense thereof, with counsel reasonably satisfactory to such party seeking indemnification and, after notice from the Indemnifying Party to such party seeking indemnification of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the party seeking indemnification hereunder for any legal expenses of other counsel or any other expenses subsequently incurred by such party in connection with the defense thereof. The Indemnifying Party and the party seeking indemnification agree to cooperate fully with each other and their respective counsel in connection with the defense, negotiation or settlement of any such action or asserted liability. The party seeking indemnification shall have the right to participate at its own expense in the defense of such action or asserted liability. If the Indemnifying Party assumes the defense of an action (a) no settlement or compromise thereof may be effected (i) by the Indemnifying Party without the written consent of the indemnified party (which consent shall not be unreasonably withheld or delayed) unless (x) there is no finding or admission of any violation of law or any violation of the rights of any person by any indemnified party and no adverse effect on any other claims that may be made against any indemnified party and
(y) all relief provided is paid or satisfied in full by the Indemnifying Party or (ii) by the indemnified party without the consent of the Indemnifying Party and (b) the indemnified party may subsequently assume the defense of such action if a court of competent jurisdiction determines that the Indemnifying Party is not vigorously defending such action. In no event shall an Indemnifying Party be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed).

                   (e) PAYMENT. On each occasion that any indemnified party shall be entitled to indemnification or reimbursement under this Section 8.1, the Indemnifying Party shall, at each such time, promptly pay the amount of such indemnification or reimbursement. If any indemnified party shall be entitled to indemnification under this Section 8.1, the Indemnifying Party shall pay the indemnified party's costs and expenses arising as a result of a proceeding directly relating to an indemnifiable Loss (including, without limitation, any reasonable fees paid to witnesses), periodically as incurred.

                   (f) TAX INDEMNITY. Notwithstanding anything to the contrary in this Section 8.1, indemnification with respect to Taxes shall be governed solely by Section 6.4.


                                   ARTICLE IX

                                  MISCELLANEOUS

                    9.1 FEES AND EXPENSES. Except as otherwise provided in this Agreement, the Seller shall bear his own expenses and the expenses of his Affiliates (including the Company) and the Buyer shall bear its own expenses in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement. Each of the Seller and the Buyer shall bear the fees and expenses of any broker or finder retained by such party and its or his respective Affiliates (including, in the case of the Seller, the Company) in connection with the transactions contemplated herein.

                   9.2 GOVERNING LAW. This Agreement shall be construed under and governed by the laws of the State of New York applicable to contracts made and to be performed therein.

                   9.3 AMENDMENT. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the Buyer and the Seller.

                   9.4 NO ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the Buyer, in the case of assignment by the Seller, and the Seller, in the case of any assignment by the Buyer; PROVIDED that the Buyer may assign its rights and interests under this Agreement to any of its subsidiaries.

                   9.5 WAIVER. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by each party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

                   9.6 NOTICES. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (a) personally delivered,
(b) mailed by registered or certified first-class mail, prepaid with return receipt requested, (c) sent by a nationally recognized overnight courier service, to the recipient at the address below indicated or (d) delivered by facsimile which is confirmed in writing by sending a copy of such facsimile to the recipient thereof pursuant to clause (a) or (c) above:

                  If to the Buyer:

                           Russell-Stanley Holdings, Inc.
                           685 Route 202-206
                           Bridgewater, New Jersey 08807
                           Attn:  President
                           (908) 203-1940 (telecopier)
                           (908) 203-9500 (telephone)

                  With copies to:

                           Vestar Capital Partners III, L.P.
                           245 Park Avenue, 41st Floor
                           New York, New York 10167
                           Attn:  Robert L. Rosner
                           (212) 808-4922 (telecopier)

                           (212) 949-6500 (telephone)

                           and

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York 10017
                           Attn: Peter J. Gordon
                           (212) 455-2502 (telecopier)
                           (212) 455-2605 (telephone)

                  If to the Seller:

                           Temple Steel Co.
                           5215 Old Orchard Road
                           Skokie, Illinois 60077
                           Attn:  Vincent J. Buonanno
                           (847) 581-9024 (telecopier)
                           (847) 581-9400 (telephone)

                  With a copy to:

                           Edwards & Angell
                           2700 Hospital Trust Tower
                           Providence, Rhode Island  02903
                           Attn:  Bernard V. Buonanno, Jr.
                           (401) 276-6611 (telecopier)
                           (401) 274-9200 (telephone)

or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.

                  Except as otherwise provided herein, any notice under this Agreement will be deemed to have been given (x) on the date such notice is personally delivered or delivered by facsimile, (y) four days after the date of mailing if sent by certified or registered mail or (z) the next succeeding business day after the date such notice is delivered to the overnight courier service if sent by overnight courier; PROVIDED that in each case notices received after 4:00 p.m. (local time of the recipient) shall be deemed to have been duly given on the next business day.

                   9.7 COMPLETE AGREEMENT. This Agreement, the Confidentiality Letter dated April 24, 1998 between Riparian Partners, Ltd. and Russell-Stanley Corp., the Confidentiality Letter dated May 15, 1998 between the Company and Russell-Stanley Corp. and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                   9.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                   9.9 PUBLICITY. The Seller, the Company and the Buyer will consult with each other and will mutually agree upon any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby and shall not issue any such publication or press release prior to such consultation and agreement, except in each case as may be required by applicable law, in which case the party proposing to issue such publication or press release shall make all reasonable efforts to consult in good faith with the other party or parties before issuing any such publication or press release and shall provide a copy thereof to the other party or parties prior to such issuance.

                   9.10 HEADINGS. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                   9.11 SEVERABILITY. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

                   9.12 THIRD PARTIES. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

                   9.13 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. THE PARTIES HERETO HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE AREA ENCOMPASSED BY THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK AND IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. THE PARTIES HERETO EACH ACCEPT FOR ITSELF AND HIMSELF, AS THE CASE MAY BE, AND IN CONNECTION WITH ITS OR HIS, AS THE CASE MAY BE, RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. THE SELLER DESIGNATES THE MANAGING PARTNER OF THE NEW YORK OFFICE OF EDWARDS & ANGELL, LLP WHO HAS IRREVOCABLY AGREED IN WRITING TO SO SERVE AS AGENT FOR THE SELLER TO RECEIVE ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY

ACKNOWLEDGED BY THE PARTIES HERETO TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. THE BUYER DESIGNATES ROBERT L. ROSNER AT HIS BUSINESS ADDRESS SET FORTH IN Section 9.6 AND SUCH OTHER PERSON AS MAY HEREINAFTER BE SELECTED BY THE BUYER WHO IRREVOCABLY AGREES IN WRITING TO SO SERVE AS AGENT FOR THE BUYER TO RECEIVE ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THE PARTIES HERETO TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO THE PARTIES HERETO, AS PROVIDED HEREIN, EXCEPT THAT UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS.

                   9.14 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE PARTIES HERETO ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS,


            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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                                                                              38

BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS OR HIS, AS THE CASE MAY BE, LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS OR HIS, AS THE CASE MAY BE, JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

                  IN WITNESS WHEREOF, the Seller has executed this Agreement, and each of the Company and the Buyer has caused this Agreement to be executed by its duly authorized officer, in each case as of the day and year first above written.


              /S/ VINCENT J. BUONANNO
              VINCENT J. BUONANNO


              NEW ENGLAND CONTAINER CO., INC.


              By: /S/ GERARD C. DISCHINO
                  Name:  Gerard C. Dischino
                  Title:   President


              RUSSELL-STANLEY HOLDINGS, INC.


              By: /S/ ROBERT L. SINGLETON
                  Name:         Robert L. Singleton
                  Title:        President & CEO

CONSENTED TO:

/S/ LINDA S. BUONANNO
MRS. VINCENT J. BUONANNO